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                                                             LABRANCHE & CO INC.
                                                               Larry Prendergast
                                             Executive Vice President of Finance
                                                                  (212) 425-1144

                                                           FOR IMMEDIATE RELEASE
                                                         MORGEN-WALKE ASSOCIATES
                                      Investors: Gordon McCoun/Theresa Schillero
                                                              Media: Doug Donsky
                                                                  (212) 850-5600



                     LABRANCHE & CO COMPLETES ACQUISITION OF
                        HENDERSON BROTHERS HOLDINGS, INC.

New York, New York, March 3, 2000 - LaBranche & Co Inc. (NYSE:LAB) announced today that it has completed the acquisition of Henderson Brothers, Inc., a specialist on the New York Stock Exchange. The completion of this acquisition positions LaBranche as the leading NYSE specialist firm in terms of dollar and share volume traded.

The acquisition brings 113 common stock listings to LaBranche, including two components of the Dow Jones Industrial Average and 25 components of the S&P 500 Index. Notable listings include American Express Company, Ford Motor Company, J.P. Morgan & Co., Lehman Brothers Holdings, Inc., Morgan Stanley Dean Witter & Co. and Schering-Plough Corporation. The transaction also includes nineteen NYSE memberships owned by Henderson Brothers and $49 million in working capital. In 1999, Henderson Brothers generated revenues and EBITDA of $82.1 million and $29.1 million, respectively.

The cash transaction is valued at approximately $230 million. LaBranche financed the acquisition of Henderson Brothers with the proceeds of a Rule 144A offering of 12% senior subordinated notes due in 2007.

Michael LaBranche, Chairman and Chief Executive Officer, stated, "We look forward to working with Henderson's specialists and their listed companies. The utilization of our capital and trading expertise is expected to increase our participation as principal and improve liquidity in our new specialist stocks. In addition, we are confident that our experience integrating acquisitions, combined with our capital resources will result in significant revenue enhancement and earnings accretion in 2000."



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Founded in 1924, LaBranche is one of the leading specialist firms on the New
York Stock Exchange in terms of capital, number of stocks traded, dollar volume, and share volume traded. With approximately 70 seats on the NYSE, the Company is the specialist for approximately 400 issues, seven of which are in the Dow Jones Industrial Average and 70 of which are in the S&P 500.

CERTAIN STATEMENTS CONTAINED IN THIS RELEASE, INCLUDING WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES", "INTENDS", "EXPECTS", "ANTICIPATES", AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. READERS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND SINCE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THE ACTUAL RESULTS AND PERFORMANCE OF LABRANCHE AND THE INDUSTRY MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. LABRANCHE ALSO DISCLAIMS ANY OBLIGATION TO UPDATE ITS VIEW OF ANY SUCH RISKS OR UNCERTAINTIES OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS MADE IN THIS RELEASE.

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